Exhibit 5(c)

1 August 2024

Boards of Directors Eaton Corporation plc Eaton Capital Unlimited Company Eaton Domhanda Unlimited Company Cooper Industries Unlimited Company

Eaton Corporation PLC – Form S-3 Registration Statement dated 1 August 2024

Ladies & Gentlemen

1.	Introduction

1.1	We have acted as Irish Counsel to Eaton Corporation plc (the “Company”) as well as Eaton Capital Unlimited Company, Eaton Domhanda Unlimited Company and Cooper Industries Unlimited Company (collectively, the “Irish Obligors”) in connection with the Registration Statement (referred to below). We are qualified to give this legal opinion (“Opinion”) under Irish law on the bases, under the assumptions, and subject to the reservations and qualifications set out below.

1.2	This Opinion is being provided in connection with an automatic shelf registration statement on Form S-3 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering from time to time by the registrants thereunder, as set forth in the prospectus contained in the Registration Statement (the “Prospectus”) and as to be set forth in one or more supplements to the Prospectus (each such supplement, a “Prospectus Supplement”), of debt securities (the “Debt Securities”) and guarantees of debt securities (the “Guarantees”), and the offering from time to time by the Company of (i) Serial Preferred Shares having a nominal value of $0.01 each referred to in the constitution of the Company (the “Preference Shares”), (ii) ordinary shares having a nominal value of $0.01 each referred to in the constitution of the Company (the “Ordinary Shares”), (iii) depositary shares to be issued under a deposit agreement to be entered into between the Company and, a bank or trust company, as depositary and representing an interest in Preference Shares (the “Depositary Shares”), (iv) warrants to purchase the above referenced securities (the “Warrants”) to be issued under separate warrant agreements to be entered into between the Company and a bank or trust company, as warrant agent and (v) units that include any combination of the foregoing (the “Units”). The Preference Shares and the Ordinary Shares are collectively referred to as the “Shares”, the Debt Securities, the Guarantees, the Depositary Shares, the Warrants and the Units are collectively referred to as the “Obligations”, the Shares and the Obligations are collectively referred to as the “Securities” and the proposals and arrangements described in the Registration Statement are collectively referred to as the “Transactions”.

2.	Bases of Opinion

2.1	This Opinion speaks only as of its date. We assume no obligation to update this Opinion at any time in the future nor to advise any person of any change in law, change in the interpretation of law or of any information which may come to our attention following the date of this Opinion, which might affect or alter the opinions set out herein.

2.2	For the purposes of giving this Opinion we have only examined original, facsimile or electronic copies of:

(a)	the documents listed in the schedule to this Opinion (the “Documents”); and

(b)	results of searches made by independent law searchers on our behalf against the Company and each Irish Obligor on 1 August 2024 in:

(i)	the Companies Registration Office;

(ii)	the Petitions Section of the Central Office of the High Court of Ireland; and

(iii)	the Judgments Office of the Central Office of the High Court of Ireland,

(together, the “Searches”); and

(c)	all other relevant corporate documents of the Company and each Irish Obligor and such further documents and matters of law as we have considered necessary or appropriate for the preparation of this Opinion.

2.3	This Opinion (and any non-contractual dispute arising in connection with this Opinion) is governed by, and interpreted in accordance with, Irish law.

2.4	This Opinion is limited to the matters expressly stated in this Opinion and does not extend, and is not to be read as extending by implication, to any other matter. In particular:

(a)	save as expressly stated herein, we express no opinion on the effect, validity, or enforceability of or the creation or effectiveness of any document;

(b)	we have made no investigation of, and express no opinion on, the laws or regulations, or the effect on the Transactions of the laws or regulations, of any country or jurisdiction other than Ireland, and this Opinion is strictly limited to the laws of Ireland as in force on the date of this Opinion and as currently applied or interpreted by the courts of Ireland (excluding any foreign law to which reference may be made under the rules of Irish private international law);

(c)	we express no views or opinion on matters of fact or tax; and

(d)	we express no opinion on any party, transaction or document other than as expressly provided for in this Opinion.

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2.5	We hereby consent to the inclusion of this Opinion as an exhibit to the Registration Statement to be filed with the SEC and we hereby consent to the use of the name McCann FitzGerald LLP under the heading “Legal Opinions” in the Registration Statement. In giving this consent, we do not thereby admit that we are in a category of person whose consent is required under Section 7 of the Securities Act.

3.	Opinion

Subject to:

(a)	the bases of opinion set out in section 2 (Bases of Opinion) above;

(b)	the assumptions and reservations set out in sections 4 (Assumptions) and 5 (Reservations and Qualifications), respectively, below; and

(c)	any matters or documents not disclosed to us,

we are of the opinion as follows:

3.1	Corporate status

The Company and each Irish Obligor is duly incorporated under the laws of Ireland and, based only on the results of the Searches, the Company and each Irish Obligor is validly existing under the laws of Ireland.

3.2	Ordinary Shares – Allotment and Issuance

When the Ordinary Shares, if any, are allotted and issued pursuant to duly adopted resolutions of the board of directors of the Company (including resolutions duly adopted by the board approving the allotment and issuance of the Ordinary Shares with the delegation of authority to, or granting of powers of attorney appointing, officers or senior executives of the Company as the lawful agents or attorneys of the Company for the purposes of exercising the Company’s powers in respect of the allotment and issue of the Ordinary Shares or settling the final terms upon which such Ordinary Shares shall be allotted and issued), the Ordinary Shares shall be validly issued, fully paid and not subject to calls for any additional payment (“non-assessable”).

3.3	Preference Shares – Allotment and Issuance

When the Preference Shares, if any, are allotted and issued pursuant to duly adopted resolutions of the board of directors of the Company (including resolutions duly adopted by the board approving the allotment and issuance of the Preference Shares with the delegation of authority to, or granting of powers of attorney appointing, officers or senior executives of the Company as the lawful agents or attorneys of the Company for the purposes of exercising the Company’s powers in respect of the allotment and issue of the Preference Shares or settling the final terms upon which such Preference Shares shall be allotted and issued), the Preference Shares shall be validly issued, fully paid and not subject to calls for any additional payment (“non-assessable”).

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3.4	Depositary Shares, Warrants and Units

The Depositary Shares, Warrants and Units when (i) issued in accordance with all necessary corporate action of the Company, including a valid resolution of the Board or any duly appointed committee thereof; (ii) if appropriate, authenticated in the manner set forth in the applicable depositary share agreement, indenture, warrant agreement, unit agreement or other applicable agreement; (iii) delivered against due payment therefor; and (iv) the applicable depositary share agreement, indenture, warrant agreement, unit agreement or other applicable agreement has been duly authorised, executed and delivered by the Company and the other parties thereto, will be duly authorised and binding obligations of the Company.

3.5	Corporate capacity

The Company has all the requisite power and authority under its Constitutional Documents to enter into, execute and perform its obligations under the Debt Securities and Guarantees, including the issue and offer of the Debt Securities, Guarantees, Warrants and Units, as applicable.

Eaton Capital Unlimited Company has all the requisite power and authority under its Constitutional Documents to enter into, execute and perform its obligations under the Debt Securities and Guarantees, including the issue and offer of the Debt Securities and Guarantees, as applicable.

Each of Eaton Domhanda Unlimited Company and Cooper Industries Unlimited Company has all the requisite power and authority under its Constitutional Documents to enter into, execute and perform its obligations under the Guarantees, including the issue and offer of the Guarantees, as applicable.

4.	Assumptions

We have assumed the following in respect of all relevant times, without any responsibility on our part if any assumption proves to have been untrue or incorrect as we have not independently verified any assumption:

Authenticity/Completeness of the Documents

(a)	the genuineness of any signatures and seals upon all original or copy documents of any kind examined by us;

(b)	the authenticity, completeness and conformity to the originals of all copy, facsimile or electronic copy documents of any kind furnished to us;

(c)	that there are no agreements or arrangements in existence which in any way amend, add to or vary the terms of the Document or the respective rights or interests of the parties thereto and no Document has been amended, varied, revoked or superseded;

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Resolutions and Constitutional Documents

(d)	that:

(i)	the copies produced to us of written resolutions of the Company and each Irish Obligor are true copies and correctly record the subject matter which they purport to record;

(ii)	all resolutions set out in such copies were duly passed and have not been amended, varied, revoked or superseded in any respect; and

(iii)	no further resolutions have been passed, or corporate or other action taken which would or might alter the effectiveness thereof;

(e)	the businesses which the Company and each Irish Obligor actually carries on is within the terms of its Constitutional Documents;

(f)	that the Constitutional Documents of the Company and each Irish Obligor examined by us for the purposes of this opinion are correct and up-to-date and have not been amended or superseded;

Purposes, Benefits and Interests

(g)	that the Documents and the Transactions have been or will be, as applicable, entered into for bona fide commercial purposes, on arm’s length terms and for the corporate benefit of each party thereto and are in those parties’ respective commercial interests and for their respective corporate benefit;

(h)	the absence of fraud and the presence of good faith on the part of the Company and each Irish Obligor under the Registration Statement and its respective officers, employees, agents and advisers in respect of the Transactions and any issue of Securities (including the entry into of any Obligations) described in the Registration Statement;

Searches

(i)	the accuracy and completeness of the results of the Searches, that the information disclosed by the Searches was up to date and that the information contained in the Searches has not, since the date and time the Searches were made, been altered and that there was no information which had been delivered for registration or filing that did not appear in the relevant records or files at the time the Searches were made;

Parties

(j)	neither the Company nor any Irish Obligor has notice of any prohibition or restriction on the creation, execution or performance of the Documents or the Transactions and there are no contractual or similar restrictions binding on any of the Company nor any Irish Obligor which would affect the conclusions in this Opinion;

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No Insolvency

(k)	no party is (or, as the case may be, was) at the date of execution or the effective date of the Documents, or will as a result of the Transactions, become insolvent or unable to pay its debts or deemed to be so under the Companies Act 2014 of Ireland, as amended (the “Companies Act”) or any other applicable statutory provision, regulation or law;

Financial Assistance and Section 238 and 239

(l)	that neither section 82 (Financial assistance for acquisition of shares), section 238 (Substantial transactions in respect of non-cash assets and involving directors etc.) or section 239 (Prohibition of loans, etc., to directors and connected persons) of the Companies Act has any application to the Documents or the Transactions;

Miscellaneous

(m)	the truth, accuracy and completeness of all representations as to matters of fact in the Documents and any other representation, certificate and information given to us by or on behalf of any party (including the Company) in reply to any queries which we have considered necessary for the purpose of giving this Opinion;

Registration Statement and the Securities

(n)	that, when filed with the SEC, the Registration Statement will not differ in any material respect from the final draft that we have examined and that before any Securities are offered, issued and sold, the Registration Statement and any amendments to the Registration Statement (including post-effective amendments) will have become effective under the Securities Act;

(o)	that any Shares issued under the Registration Statement will be in consideration of the receipt by the Company prior to the issuance of the Shares pursuant thereto of either cash or the release of a liability of the Company for a liquidated sum at least equal to the nominal value of such Shares and any premium required to be paid up on the Shares pursuant to their terms of issuance;

(p)	that the filing of the Registration Statement with the SEC has been authorised by all necessary actions under all applicable laws other than Irish law;

(q)	that the Ordinary Shares will not be issued by the Company unless there are, at that time, sufficient numbers of authorised but unissued Ordinary Shares in the Company’s capital and that, at the time of the issue, there are subsisting valid authorities given by the Company’s shareholders or under the Company’s articles of association pursuant to the Companies Act (including without limitation any authorities required pursuant to sections 1021 and 1022 of the Companies Act);

(r)	that the Preference Shares, whether such shares have rights to be converted into Ordinary Shares or not, will not be issued by the Company unless there are, at that time, sufficient numbers of authorised but unissued Preference Shares in the Company’s capital and that, at the time of the issue, there are subsisting valid authorities given by the Company’s shareholders or under the Company’s articles of association pursuant to the Companies Act (including without limitation any authorities required pursuant to sections 1021 and 1022 of the Companies Act);

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(s)	that, at the time of any issuance of Shares (including where issuable upon the exercise of any Debt Securities, Units or Warrants exercisable or convertible into Shares, in whole or in part), there will be sufficient authorised but unissued share capital available for issuance by the board of directors of the Company under the Constitutional Documents and not otherwise reserved for issuance and that the board, or any appropriate committee appointed thereby, will have the valid authority to issue such Shares on a non-pre-emptive basis;

(t)	that the issue of the Shares upon the conversion, exchange and exercise of any Securities issued under the Registration Statement will be conducted in accordance with the terms and the procedures described in the Constitutional Documents, the Companies Act and the terms of issue of such Securities;

(u)	that any issue of Securities will be in compliance with the Companies Act, the Irish Takeover Panel Act, 1997, Takeover Rules 2022, and all other applicable Irish company, takeover, securities, prospectus, market abuse and insider dealing laws and other rules and regulations;

(v)	that, as at the time of the issue of the Securities, such issue shall not be in contravention or breach of any agreement, undertaking, arrangement, deed or covenant affecting the Company or any Irish Obligor or to which the Company or any Irish Obligor is a party or otherwise bound or subject;

(w)	that the terms of the Securities will have been established so as not to, and will not, violate, conflict with or constitute a default under (a) its Constitutional Documents; (b) any agreement, instrument, undertaking, arrangement, deed or covenant affecting the Company or such Irish Obligor or its properties or to which the Company or such Irish Obligor is a party or otherwise bound or subject; (c) any law, rule or regulation to which the Company or such Irish Obligor or its properties is subject; (d) any judicial or regulatory order or decree of any governmental authority; or (e) any consent, approval, license, authorisation or validation of, or filing, recording or registration with, any governmental authority;

(x)	that the board of directors of the Company and of each Irish Obligor will have taken all necessary corporate action, including the adoption of a resolution or resolutions of the board and, as required, of its shareholders, in the form and content as required by applicable law, to approve the issuance and terms of the Securities, the consideration to be received therefor and related matters;

(y)	to the extent that any offer of Securities is made in any member state of the European Union (“Member State”), such offer is addressed to fewer than 150 natural or legal persons in each Member State, other than Qualified Investors (as defined in Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, and repealing Directive 2003/71/EC), as amended;

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(z)	that the Securities will conform with the descriptions and restrictions contained in the Registration Statement, subject to such changes as may be required in order to comply with any requirement of Irish law, that the selling restrictions contained therein have been and will be at all times observed and that the obligations will conform with the terms of the agreements related to the Obligations; and

(aa)	that, without prejudice to paragraph 3.4 above, at the time, the issue of any Shares and entry into and performance of any Obligations, any indenture, warrant agreement, unit agreement, deposit agreement or other document or agreement pursuant to which Shares or Obligations are constituted will be legal, valid and binding obligations of the Parties thereto and will not violate any law applicable to the Company or an Irish Obligor, as applicable.

5.	Reservations and Qualifications

Our Opinion is subject to the following reservations and qualifications:

General

5.1	Provisions in a document that determinations, calculations, certifications or acknowledgements are to be conclusive and binding will not necessarily prevent judicial enquiry by the Courts into the merits of any claim by a party claiming to be aggrieved by such determinations, calculations, certifications or acknowledgements; nor do such provisions exclude the possibility of such determinations, calculations, certifications or acknowledgements being amended by order of the Courts.

5.2	To the extent that a document vests a discretion in any party, or provides for any party determining any matter in its opinion, the exercise of such discretion and the manner in which such opinion is formed and the grounds on which it is based may be the subject of a judicial enquiry and review by the Courts.

5.3	Provisions of a document providing for severance of provisions due to illegality, invalidity or unenforceability thereof may not be effective, depending on the nature of the illegality, invalidity or unenforceability in question.

5.4	The effectiveness of terms of a document exculpating a party from a liability, obligation or duty otherwise owed is limited by law.

5.5	A Court may refuse to give effect to a purported contractual obligation to pay costs arising from unsuccessful litigation brought against a party and may not award by way of costs all of the expenditure incurred by a successful litigator in proceedings before that Court.

5.6	Claims against any Party may be or become the subject of set-off or counterclaim and any waiver of those or other defences available to each Party may not be enforceable in all circumstances.

5.7	Currency indemnities contained in a document may not be enforceable in all circumstances.

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Insolvency

5.8	The obligations of the Company and each Irish Obligor are subject to all laws relating to insolvency, bankruptcy, liquidation, receivership, reorganisation, moratorium, examinership, trust schemes, preferential creditors, fraudulent disposition, improper transfer, unfair preference, stabilisation, resolution and other similar or applicable laws or regulations relating to or affecting creditors’ rights generally.

Enforceability/Binding Nature of obligations

5.9	The description of obligations as “enforceable” or “binding” refers to the legal character of the obligations in question. It implies no more than that they are of a character which Irish law recognises and enforces. It does not mean that such obligations will be binding or enforced in all circumstances or that any particular remedy will be available. Equitable remedies, such as specific performance and injunctive relief, are at the discretion of the Irish courts and may not be available to persons seeking to enforce the obligations. More generally, in any proceedings to enforce such obligations, the Irish courts may require that the party seeking enforcement acts with reasonableness and good faith. Enforcement of such obligations may also be limited as a result of (i) the provisions of Irish law applicable to contracts held to have become frustrated by events happening after their execution, or (ii) any breach of obligations by the party seeking to enforce the same, or (iii) any applicable regulatory obligation binding on any person whether under any law, code of practice or otherwise.

Registration Statement

5.10	We have not been responsible for investigating or verifying the accuracy of the facts or the reasonableness of any statement of opinion contained in the Registration Statement or that no material information has been omitted therefrom.

Searches

5.11	It should be noted that the search in the Irish Companies Registration Office (“CRO”) is not capable of revealing whether or not a winding-up petition or petition for the appointment of an examiner has been presented; and notice of a winding-up order made, notice of a resolution passed or of a petition presented for winding-up or for the appointment of an examiner, or notice of a receiver or examiner appointed may not be filed with the CRO immediately.

Statutes of Limitation

5.12	Claims against any Party may become barred under relevant statutes of limitation if not pursued within the time limited by such statutes.

Yours faithfully

/s/McCann FitzGerald LLP

McCann FitzGerald LLP

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Schedule

Documents

1.	A copy of the Registration Statement dated 1 August 2024 on Form S-3 to be filed by the Company with the SEC.

2.	Copies of the certificates of incorporation, certificates of incorporation on change of name and re-registration as a public unlimited company and the constitution of the Company and each Irish Obligor (as applicable) (together the “Constitutional Documents”).

3.	Copies of the written resolutions of the board of directors of:

(a)	the Company, passed on 24 February 2021;

(b)	Eaton Capital Unlimited Company, passed on 11 July 2024;

(c)	Cooper Industries Unlimited Company, passed on 11 July 2024; and

(d)	Eaton Domhanda Unlimited Company, passed on 11 July 2024.

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